As filed with the United States Securities and Exchange Commission on November 1, 2017

Registration No. 333-174354

Registration No. 333-34795

Registration No. 333-03049

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-174354

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-34795

FORM S-8 REGISTRATION STATEMENT NO. 333-03049

UNDER

THE SECURITIES ACT OF 1933

LEVEL 3 COMMUNICATIONS, INC.

(N/K/A LEVEL 3 PARENT, LLC)

(Exact name of registrant as specified in its charter)

Delaware	47-0210602
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification Number)

1025 Eldorado Blvd.

Broomfield, CO 80021

(720) 888-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2003 Global Crossing Limited Stock Incentive Plan

Peter Kiewit Sons’, Inc. Employee Ownership Plan

(Full title of the plans)

Stacey W. Goff

Executive Vice President, Chief Administrative Officer

And General Counsel

100 CenturyLink Drive

Monroe, Louisiana 71203

(720) 888-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kelly C. Simoneaux, Esq.

Hope M. Spencer, Esq.

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Level 3 Communication, Inc. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements, in each case, solely to the extent that they relate to the Registrant’s 2003 Global Crossing Limited Stock Incentive Plan (the “Global Crossing Plan”) and the Peter Kiewit Sons’, Inc. Employee Ownership Plan (the “Employee Ownership Plan,” together with the Global Crossing Plan, the “Prior Plans”):

1.	Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333- 174354, filed with the Commission (the “Commission”) on October 5, 2011, registering the offer and sale of 58,786,912 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant issuable pursuant to the Global Crossing Plan;

2.	Post- Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-34795, filed with the Commission on September 10, 1997, registering the offer and sale of 1,750,000 shares of Class D diversified group convertible common stock, par value $0.0625 per share (the “Class D Stock”) of the Registrant issuable pursuant to the Employee Ownership Plan; and

3.	Registration Statement on Form S-8 File No. 333-03049, filed with the Commission on May 1, 1996, registering the offer and sale of 1,000,000 shares of Class C restricted redeemable convertible common stock, par value $0.0625 per share (the “Class C Stock”) of the Registrant issuable pursuant to the Employee Ownership Plan.

DEREGISTRATION OF UNSOLD SECURITIES

On October 31, 2016, the Company entered into an Agreement and Plan of Merger, by and among the Company, CenturyLink, Inc. (“Parent”), Wildcat Merger Sub I LLC (“Merger Sub 1”) and WWG Merger Sub LLC (“Merger Sub 2”), providing for, among other things, the merger of Merger Sub 1 with and into the Company (the “Merger”), as a result of which the Company continuing as the surviving corporation (the “Surviving Corporation”), and subsequently the Surviving Corporation merging with and into Merger Sub 2 (the “Subsequent Merger” and, together with the Merger, the “Combination”), with Merger Sub 2 continuing as the surviving company. The Combination became effective on November 1, 2017 (the “Effective Date”).

As a result of the Combination, the Company terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Prior Registration Statements. In accordance with the undertaking contained in the Prior Registration Statements, effective immediately upon the filing of this Post-Effective Amendment, the Registrant hereby deregisters any and all shares previously registered with the Commission under the Prior Registration Statements that remain unsold as of the Effective Date and hereby terminates the effectiveness of the Prior Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on the 1st day of November, 2017.

LEVEL 3 PARENT, LLC, as successor to LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, Chief Administrative Officer and General Counsel

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.